EXHIBIT 99.1

Spirit Airlines Reports Fourth Quarter and Full Year 2020 Results

MIRAMAR, Fla., February 10, 2021 - Spirit Airlines, Inc. (NYSE: SAVE) today reported fourth quarter and full year 2020 financial results.
Ended the year 2020 with $1.9 billion of unrestricted cash, cash equivalents and short-term investment securities

	Fourth Quarter 2020		Fourth Quarter 2019
	As Reported	Adjusted	As Reported	Adjusted
	(GAAP)	(non-GAAP)[1]	(GAAP)	(non-GAAP)[1]
Total Operating Revenues	$498.5 million	$498.5 million	$969.8 million	$969.8 million
EBITDA	$(87.8) million	$(88.8) million	$186.5 million	$191.5 million
EBITDA Margin	(17.6)%	(17.8)%	19.2%	19.7%
Pre-tax Income (Loss)	$(204.5) million	$(205.5) million	$106.8 million	$111.7 million
Net Income (Loss)	$(157.3) million	$(157.7) million	$81.2 million	$85.0 million
Diluted Earnings (Loss) Per Share	$(1.61)	$(1.61)	$1.18	$1.24

“Soft demand driven by pandemic-related concerns continues to have a significant impact on our operating results. However, our leading low-cost structure remains a key advantage and positions us well to compete in this environment and beyond. Our load factor and Adjusted EBITDA margin for the fourth quarter 2020 are among the best in the industry, illustrating the strength of our business model,” said Ted Christie, Spirit’s President and Chief Executive Officer. “While the road to recovery is anticipated to be choppy, we are confident we will be among the first U.S. carriers to return to profitability.”

Spirit continues to be recognized for a strong reputation within the airline industry and across all industries. The company’s latest accolade was being named to FORTUNE's 2021 list of World's Most Admired® Companies. Spirit is one of only three U.S. airlines included on the list, which surveyed top executives and directors from eligible companies, industry experts and financial analysts.

COVID-19
As the COVID-19 pandemic continues to evolve, the Company's financial and operational outlook remains subject to change. The Company continues to monitor the impacts of the pandemic on its operations and financial condition, and to implement mitigation strategies while working to preserve cash and protect the long-term sustainability of the Company. Spirit has implemented measures for the safety of its Guests and Team Members as well as to mitigate the impact of the COVID-19 on its financial position and operations. Please see the Company's Annual report on Form 10-K for the period ending December 31, 2020 for additional disclosures regarding these measures.

Capacity and Operations
The Company continues to see a significant negative impact to demand for air travel due to the COVID-19 pandemic. Load factor for the fourth quarter 2020 was 71.5 percent on a year-over-year capacity decrease of 25.4 percent.

For the full year 2020, Spirit delivered an outstanding operational performance, with a Completion Factor2 of
97.9 percent and an on-time performance2 of 86.7 percent, as measured by the DOT. For the full year 2020,
Spirit expects it will be ranked first in Completion Factor2 and third in on-time performance2 among reporting carriers.

Revenue Performance
Total operating revenues for the fourth quarter 2020 were $498.5 million, a decrease of 48.6 percent year over year as the COVID-19 pandemic continues to severely affect demand for air travel.

For the fourth quarter 2020, total revenue per passenger flight segment ("Segment") decreased 14.5 percent year over year to $94.64. Fare revenue per Segment decreased 25.6 percent to $39.22 while non-ticket revenue per Segment only decreased 4.5 percent to $55.423.

Cost Performance
For the fourth quarter 2020, total GAAP operating expenses were $658.4 million, a decrease of 22.1 percent year over year. Adjusted operating expenses for the fourth quarter 2020 were $659.4 million4, a decrease of 21.5 percent year over year. These changes were primarily driven by a decrease in both fuel rate and volume compared to the fourth quarter last year. Despite the significant decrease in flight volume compared to the fourth quarter last year, some volume-related expenses increased year over year. For example, landing fees and other rents increased 6.8 percent year over year due to rate increases at various airports Spirit serves; and salaries, wages, and benefits ("SWB") increased 3.1 percent due to an increase in crew members prior to the hiring freeze that followed the onset of COVID-19 pandemic. The SWB related to additional crew members was partially offset by Team Members who participated in voluntary leave programs.
Fleet
Spirit took delivery of two new A320neo aircraft during the fourth quarter 2020, one of which was debt financed and the other was financed through a sale/leaseback transaction. The Company ended the year with 157 aircraft in its fleet.

Liquidity and Capital Deployment
Spirit ended the year with unrestricted cash, cash equivalents, and short-term investment securities of $1.9 billion. Daily cash burn5 in the fourth quarter 2020 averaged $1.8 million.

Total capital expenditures for the full year 2020 were approximately $537 million (approximately $194 million net of financings).

On December 27, 2020, the Consolidated Appropriations Act, 2021 was signed into law. This new legislation extends the Payroll Support Program ("PSP2") of the Coronavirus Aid, Relief and Economic Security Act ("CARES Act") through March 31, 2021. In late December, the Company notified the U.S. Department of the Treasury ("Treasury") of its intent to participate in the PSP2, and entered into an agreement with the Treasury in connection with this PSP2 funding on January 15, 2021. The Company expects to receive approximately $184.5 million pursuant to the PSP2. In January 2021, the Company received the first installment of $92.2 million in the form of a grant. Of the remaining amount, the Company expects that approximately $25 million will be in the form of a low-interest, 10-year loan. Also, in connection with its participation in PSP2, the Company is required to issue warrants to the Treasury to purchase up to 103,761 shares of the Company's common stock at a strike price of $24.42 per share (the closing price of the shares of the Company's common stock on December 24, 2020).

“Our fourth quarter Adjusted EBITDA margin of negative 17.81 percent was in line with our revised guidance, with revenue coming in as expected and non-fuel costs coming in slightly better. In the first quarter 2021, we are facing new travel restrictions and state quarantine requirements which have temporarily stalled the demand recovery. In addition, we are seeing a recent rise in fuel prices compared to the fourth quarter 2020. As such, we estimate our first quarter 2021 Adjusted EBITDA margin will be between negative 45 to negative 55 percent, assuming a fuel price per gallon of $1.75,” said Scott Haralson, Spirit’s Chief Financial Officer. “While these short-term developments are frustrating, sentiment is improving and we are well-positioned to succeed as demand recovers."

Forward Looking Guidance

First Quarter 2021(1)
Capacity - Available Seat Miles (ASMs) (% Change vs. 1Q19)(2)	Down 17%
Adjusted Operating Expenses ($Millions)(3)	$740 to $750
Adjusted EBITDA Margin (%)(3)	(45)% to (55)%
Fuel Cost per Gallon ($)(4)	$1.75
Effective Tax Rate(3)	21%
Full Year 2021(1)
Total Capital Expenditures ($Millions)(5)
Pre-delivery deposits, net of refunds	$105
Other capital expenditures	$60 to $85

Estimated Diluted Share Count(1)
If the Company is in a net loss position, average weighted diluted shares is equal to average basic shares outstanding for the period. If the Company records a net profit, it currently uses the Treasury Stock Method to compute the impact from its convertible debt and warrants on the average weighted diluted share count for the period.

Beginning 1/1/22, if the Company records a net profit, per ASU 2020-06, the Company currently expects to use the "If-Converted Method" for its convertible debt. The dilutive impact from the convertible debt under the “If-Converted Method” based on the convertible debt outstanding as of 12/31/20 is 13.7 million shares. The Company anticipates it will continue to use the Treasury Stock Method for the dilutive impact related to outstanding warrants.

Fleet(1)
Expected aircraft deliveries in 2021	16
Expected aircraft deliveries in 2022	17
The Company's current fleet plan is available at ir.spirit.com.

(1)The 2021 guidance provided in this document is based on the Company's preliminary estimates of its first quarter and full year 2021 results, which are subject to change in connection with the completion of the Company's final closing procedures, final adjustments and other developments that may arise in the course of the preparation or audit of its financial statements.
(2)The Company expects that air travel demand will continue to gradually recover in 2021 and continues to closely monitor demand and will make adjustments to the flight schedule as appropriate. However, the situation continues to be fluid and actual capacity adjustments may be different than what the Company currently expects.
(3)Excludes special items which may include loss on disposal of assets, special charges, and other items which are not estimable at this time.
(4)Includes fuel taxes and into-plane fuel cost.
(5)Total Capital Expenditures assumes all aircraft are either delivered under direct leases or financed through Sale/Leaseback transactions. Other capital expenditures are primarily related to aircraft parts, including one spare engine and other spare parts. During the fourth quarter 2020, the Company accelerated 6 aircraft deliveries into 2022 which increased expected net pre-delivery deposits to be paid in 2021 from $40 million to $105 million.

Full Year 2020 Highlights

Our People

•Spirit avoided involuntary furloughs of its U.S. unionized and non-unionized employees by providing voluntary leave programs and other cost saving initiatives. Due to the high level of support and acceptance of the voluntary programs offered, no unionized employees were involuntarily furloughed and the total number of non-unionized Team Members involuntarily separated as of October 1, 2020 was reduced by more than 95%;
•Implemented a Human Rights Policy seeking to build human rights awareness among our Team Members and our Guests; and

•Furthered its commitment to diversity by developing a comprehensive Diversity, Inclusion, Equity and Belonging Initiative to launch in 2021, to drive meaningful change within the organization. This includes a new Supplier Diversity program around a network of minority-owned business partners and diverse suppliers, as part of our strategic sourcing and procurement process.

Recognitions and Accomplishments

•Spirit was one of only three U.S. airlines listed on FORTUNE's 2021 list of World's Most Admired® Companies;

•Moved up one spot to 4th place in the 2020 edition of the Middle Seat Scorecard, the Wall Street Journal’s annual ranking of U.S. airlines by operational performance; and

•For the full year 2020, Spirit expects it will be ranked 1st in Completion Factor2 and 3rd in on-time performance2 among DOT reporting carriers.

Guest Experience and Loyalty

•Spirit implemented efforts to meet or exceed guidelines and rules published by the Centers for Disease Control ("CDC"). Spirit requires all Guests to complete a Health Acknowledgement at check-in, requires Guests and Team Members to wear face coverings throughout their journey, has implemented enhanced cleaning protocols, has updated airport and inflight procedures, and more;

•Leveraged its technology-driven solutions like automated self-bag tagging and self-bag drop, minimizing face-to-face interaction and enabling Guests to self-serve their check-in experience;

•Launched the nation's first check-in experience powered by biometric photo-matching, debuting new protocols developed for domestic air travel;

•Deployed bag scanning technology to reduce mishandled baggage occurrences and improve accuracy across all airports; and

•Unveiled a redesigned Free Spirit® Loyalty Program with extended points expiration, additional benefits based on status, and other changes that began January 21, 2021. In addition, the new Spirit Saver$ Club®, formerly known as the $9 Fare ClubTM, expanded on existing fare discounts by providing savings on seats, shortcut boarding and security, and other options designed to make it the best value in the sky.

Supporting our Communities

•Spirit helped more than 30,000 Guests return home to their families and loved ones under times of uncertainty due to the pandemic. In partnership with government officials in the U.S., Latin America, and the Caribbean, we organized and operated flights between U.S. and Colombia, Honduras, Panama, Aruba, Haiti, Ecuador, Costa Rica, the Dominican Republic and St. Martin;

•Pledged $250,000 worth of airline travel to nine organizations across the U.S., advocating for social justice and civil rights;

•The Spirit Airlines Charitable Foundation (the "Foundation") raised over $1,000,000 in its annual fund raising efforts helping to support initiatives that include Aviation and STEM education scholarships and other education, family and military service projects throughout the communities it serves; and,

•In addition, through the Foundation, Spirit contributed to efforts to address other needs in its communities. As part of its focus on supporting families, the Foundation partnered with other non-profit organizations including the YMCA and Jack and Jill Children's Center to provide food to Seniors and families in need. Additionally, Spirit supported the production of face coverings for first responders and healthcare workers throughout the pandemic. The Company also raised funds for the American Red Cross, by selling face coverings to Guests at the gates and onboard our aircraft. Among many other initiatives to benefit the communities it serves, Spirit also partnered with Susan G. Komen Organization by raising funds through the sale of branded Breast Cancer Awareness scarves and ties with all proceeds benefiting the charities supported through the Foundation.

Measures Taken to Preserve Cash and Enhance Liquidity

In response to the COVID-19 pandemic crisis that drastically affected the Company's original 2020 plan, Spirit took several steps to preserve and enhance its liquidity and to protect the long-term sustainability of the Company, including but not limited to, the following:

•Reduced planned discretionary non-aircraft capital spend in 2020 by more than $70 million;

•Reduced 2020 planned non-fuel operating costs by approximately $30 million excluding savings related to reduced capacity;

•Entered into a two-year senior secured revolving credit facility in March 2020 (the "2022 RCF”). As of December 31, 2020, the available amount under the 2022 RCF was $180 million, which was fully drawn;

•Completed the public offering of $175.0 million aggregate principal amount ($168.3 million in proceeds, net of issuance costs) of 4.75% convertible senior notes due 2025;

•Completed a primary public offering of 20,125,000 shares of its voting common stock. The
Company received proceeds of $192.4 million, net of issuance costs, from this stock offering;

•Completed a private offering of an aggregate of $850 million principal amount of 8.00% senior secured notes due 2025, guaranteed by Spirit's loyalty program and brand intellectual property. The Company received proceeds of $823.9 million, net of issuance costs, related to this private offering;

•Completed the sale of 9,000,000 shares of its common stock pursuant to the at-the-market offering program entered into on July 22, 2020. The Company received proceeds of $156.7 million, net of issuance costs, from this program; and

•Received $344.4 million in PSP funds through the Coronavirus Aid, Relief and Economic Security Act ("CARES Act").
New Destinations

•During 2020, Spirit launched new service to Barranquilla, Colombia; Bucaramanga, Colombia; Cap-Haitien, Haiti; and Orange County, California.

Conference Call/Webcast Detail
Spirit will conduct a conference call to discuss these results tomorrow, February 11, 2021, at 10:00 a.m. Eastern US Time. A live audio webcast of the conference call will be available to the public on a listen-only basis at http://ir.spirit.com. An archive of the webcast will be available under "Events & Presentations" for 60 days.

About Spirit Airlines
Spirit Airlines (NYSE: SAVE) is committed to delivering the best value in the sky. We are the leader in providing customizable travel options starting with an unbundled fare. This allows our Guests to pay only for the options they choose — like bags, seat assignments and refreshments — something we call À La Smarte. We make it possible for our Guests to venture further and discover more than ever before. Our Fit Fleet® is one of the youngest and most fuel-efficient in the U.S. We serve destinations throughout the U.S., Latin America and the Caribbean and are dedicated to giving back and improving those communities. Come save with us at spirit.com. At Spirit Airlines, we go. We go for you. Investors are encouraged to read the Company's periodic and current reports filed with or furnished to the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, for additional information regarding the Company.

End Notes
(1) See "Reconciliation of Adjusted EBITDA to EBITDA" and "Reconciliation of Adjusted Net Income, Adjusted Pre-tax Income, and Adjusted Operating Income to GAAP Net Income" tables below for more details.
(2) Based on preliminary data using DOT methodology for on-time performance (A:14) and completion factor.
(3) See "Calculation of Total Non-Ticket Revenue per Passenger Flight Segment" table below for more details.
(4) See "Reconciliation of Adjusted Operating Expenses to GAAP Operating Expenses" table below for more details.
(5) Estimated average daily cash burn rate is calculated as the sum of operating cash outflows, debt service, fleet capex, net of financing, and pre-delivery deposit payments. It does not include the impact of any financings, capital raises, or the funds from PSP.

Forward Looking Statements
Forward-Looking Statements in this report and certain oral statements made from time to time by representatives of the Company contain various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act) which are subject to the “safe harbor” created by those sections. Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. All statements other than statements of historical facts are “forward-looking statements” for purposes of these provisions. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “project,” “predict,” “potential,” and similar expressions intended to identify forward-looking statements. Forward-looking statements include, without limitation, guidance for 2021 and statements regarding the Company's intentions and expectations regarding revenues, cash burn, capacity and passenger demand, additional financing, capital spending, operating costs and expenses, taxes, EBITDA, EBITDA margin, hiring, aircraft deliveries and stakeholders, vendors and government support, as well as statements regarding the Company's remediation of its material weakness. Such forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results and the timing of certain events to differ materially from future results expressed or implied by such forward-looking statements. Factors include, among others, the extent of the impact of the COVID-19 pandemic on the Company’s business, results of operations and financial condition, and the extent of the impact of the COVID-19 pandemic on overall demand for air travel, restrictions on the Company’s business by accepting financing under the CARES Act, the competitive environment in our industry, our ability to keep costs low and the impact of worldwide economic conditions, including the impact of economic cycles or downturns on customer travel behavior, and other factors, as described in the Company’s filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020. Furthermore, such forward-looking statements speak only as of the date of this release. Except as required by law, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements. Risks or uncertainties (i) that are not currently known to us, (ii) that we currently deem to be immaterial, or (iii) that could apply to any company, could also materially adversely affect our business, financial condition, or future results. Additional information concerning certain factors is contained in the Company's Securities and Exchange Commission filings, including but not limited to the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.

SPIRIT AIRLINES, INC.
Consolidated Statements of Operations
(In thousands, except per-share amounts)

	Three Months Ended			Year Ended
	December 31,		Percent	December 31,		Percent
	2020	2019	Change	2020	2019	Change
Operating revenues:
Passenger	$488,422	$951,757	(48.7)	$1,765,533	$3,757,605	(53.0)
Other	10,068	18,059	(44.2)	44,489	72,931	(39.0)
Total operating revenues	498,490	969,816	(48.6)	1,810,022	3,830,536	(52.7)

Operating expenses:
Salaries, wages and benefits	227,405	220,674	3.1	909,834	865,019	5.2
Aircraft fuel	103,597	244,989	(57.7)	431,000	993,478	(56.6)
Depreciation and amortization	72,133	61,913	16.5	278,588	225,264	23.7
Landing fees and other rents	67,033	62,773	6.8	251,028	256,275	(2.0)
Aircraft rent (1)	52,578	50,279	4.6	196,359	182,609	7.5
Maintenance, materials and repairs	29,711	41,131	(27.8)	111,227	143,575	(22.5)
Distribution	22,082	38,289	(42.3)	85,059	153,770	(44.7)
Loss on disposal of assets	2,264	477	NM	2,264	17,350	NM
Special charges (credits)	(2,542)	717	NM	(302,761)	717	NM
Other operating (2)	84,144	123,950	(32.1)	355,186	491,432	(27.7)
Total operating expenses	658,405	845,192	(22.1)	2,317,784	3,329,489	(30.4)

Operating income (loss)	(159,915)	124,624	(228.3)	(507,762)	501,047	(201.3)

Other (income) expense:
Interest expense	49,415	25,975	90.2	134,520	101,350	32.7
Capitalized interest	(4,565)	(3,539)	29.0	(15,995)	(12,471)	28.3
Interest income	(318)	(4,851)	(93.4)	(6,314)	(25,133)	(74.9)
Other (income) expense	87	276	NM	211	875	NM
Total other (income) expense	44,619	17,861	149.8	112,422	64,621	74.0

Income (loss) before income taxes	(204,534)	106,763	(291.6)	(620,184)	436,426	(242.1)
Provision (benefit) for income taxes	(47,230)	25,549	(284.9)	(191,484)	101,171	(289.3)

Net income (loss)	$(157,304)	$81,214	(293.7)	$(428,700)	$335,255	(227.9)
Basic earnings (loss) per share	$(1.61)	$1.19	(235.3)	$(5.06)	$4.90	(203.3)
Diluted earnings (loss) per share	$(1.61)	$1.18	(236.4)	$(5.06)	$4.89	(203.5)

Weighted-average shares, basic	97,684	68,452	42.7	84,692	68,429	23.8
Weighted-average shares, diluted	97,684	68,553	42.5	84,692	68,559	23.5
NM: "Not Meaningful"

(1)Includes Supplemental rent adjustments. See Special Items table for more details.
(2)Includes out-of-period Federal excise tax recovery. See Special Items table for more details.

SPIRIT AIRLINES, INC.
Consolidated Statements of Comprehensive Income (Loss)
(In thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Net income (loss)	$(157,304)	$81,214	$(428,700)	$335,255
Unrealized gain (loss) on short-term investment securities and cash and cash equivalents, net of deferred taxes of $(13), $(9), $(1) and $38	(61)	6	(20)	167
Interest rate derivative loss reclassified into earnings, net of taxes of $10, $13, $63 and $76	51	82	189	239
Other comprehensive income (loss)	$(10)	$88	$169	$406
Comprehensive income (loss)	$(157,314)	$81,302	$(428,531)	$335,661

SPIRIT AIRLINES, INC.
Selected Operating Statistics
(unaudited)

	Three Months Ended December 31,
Operating Statistics	2020	2019		Change
Available seat miles (ASMs) (thousands)	7,829,944	10,491,833		(25.4)%
Revenue passenger miles (RPMs) (thousands)	5,596,213	8,897,193		(37.1)%
Load factor (%)	71.5	84.8	(13.3)	pts
Passenger flight segments (thousands)	5,267	8,760		(39.9)%
Block hours	103,877	151,277		(31.3)%
Departures	38,224	57,035		(33.0)%
Total operating revenue per ASM (TRASM) (cents)	6.37	9.24		(31.1)%
Average yield (cents)	8.91	10.90		(18.3)%
Fare revenue per passenger flight segment ($)	39.22	52.68		(25.6)%
Non-ticket revenue per passenger flight segment ($)	55.42	58.03		(4.5)%
Total revenue per passenger flight segment ($)	94.64	110.71		(14.5)%
CASM (cents)	8.41	8.06		4.3%
Adjusted CASM (cents) (1)	8.42	8.01		5.1%
Adjusted CASM ex-fuel (cents) (2)	7.10	5.67		25.2%
Fuel gallons consumed (thousands)	78,237	116,591		(32.9)%
Average fuel cost per gallon ($)	1.32	2.10		(37.1)%
Aircraft at end of period	157	145		8.3%
Average daily aircraft utilization (hours)	7.2	11.7		(38.5)%
Average stage length (miles)	1,057	998		5.9%

	Year Ended December 31,
Operating Statistics	2020	2019		Change
Available seat miles (ASMs) (thousands)	27,718,387	41,783,001		(33.7)%
Revenue passenger miles (RPMs) (thousands)	19,319,410	35,245,285		(45.2)%
Load factor (%)	69.7	84.4	(14.7)	pts
Passenger flight segments (thousands)	18,444	34,537		(46.6)%
Block hours	387,814	607,055		(36.1)%
Departures	144,272	227,041		(36.5)%
Total operating revenue per ASM (TRASM) (cents)	6.53	9.17		(28.8)%
Average yield (cents)	9.37	10.87		(13.8)%
Fare revenue per passenger flight segment ($)	41.00	54.63		(24.9)%
Non-ticket revenue per passenger flight segment ($)	57.14	56.28		1.5%
Total revenue per passenger flight segment ($)	98.14	110.91		(11.5)%
CASM (cents)	8.36	7.97		4.9%
Adjusted CASM (cents) (1)	9.45	7.93		19.2%
Adjusted CASM ex-fuel (cents) (2)	7.89	5.55		42.2%
Fuel gallons consumed (thousands)	289,401	470,939		(38.5)%
Average fuel cost per gallon ($)	1.49	2.11		(29.4)%
Average daily aircraft utilization (hours)	6.9	12.3		(43.9)%
Average stage length (miles)	1,030	1,002		2.8%

(1)Excludes operating special items.
(2)Excludes fuel expense and operating special items.

The Company is providing a reconciliation of GAAP financial information to non-GAAP financial information as it believes that non-GAAP financial measures provide management and investors the ability to measure the performance of the Company on a consistent basis. These non-GAAP financial measures have limitations as analytical tools. Because of these limitations, determinations of the Company's operating performance excluding unrealized gains and losses or special items should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. These non-GAAP financial measures may be presented on a different basis than other companies using similarly titled non-GAAP financial measures.

Calculation of Total Non-Ticket Revenue per Passenger Flight Segment
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
(in thousands, except per-segment data)	2020	2019	2020	2019
Operating revenues
Fare	$206,577	$461,438	$756,225	$1,886,855
Non-fare	281,845	490,319	1,009,308	1,870,750
Total passenger revenues	488,422	951,757	1,765,533	3,757,605
Other revenues	10,068	18,059	44,489	72,931
Total operating revenues	$498,490	$969,816	$1,810,022	$3,830,536

Non-ticket revenues (1)	$291,913	$508,378	$1,053,797	$1,943,681

Passenger segments	5,267	8,760	18,444	34,537

Non-ticket revenue per passenger flight segment ($)	$55.42	$58.03	$57.14	$56.28

(1)Non-ticket revenues equals the sum of non-fare passenger revenues and other revenues.

Special Items
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
(in thousands)	2020	2019	2020	2019
Operating special items include the following:
Supplemental rent adjustments (1)	$2,337	$3,774	2,337	$(530)
Federal excise tax recovery (2)	(3,068)	—	(3,068)	—
Loss on disposal of assets (3)	2,264	477	2,264	17,350
Operating special charges (credits) (4)	(2,542)	717	(302,761)	717
Total operating special items	$(1,009)	$4,968	$(301,228)	$17,537

(1)2020 includes amounts related to engine lease return costs. 2019 includes amounts related to accrual adjustments related to lease modifications.
(2)Includes amounts related to out-of-period interrupted trip expense credits recognized in connection with Federal Excise Tax recovery.
(3)2020 includes amounts related to the write-off of certain unrecoverable costs previously capitalized with a project to upgrade the Company's enterprise accounting software which was subsequently suspended, and to the disposal of excess and obsolete inventory. 2019 includes amounts primarily related to the disposal of excess and obsolete inventory, partially offset by gains on aircraft sale-leaseback transactions.
(4)2020 includes amounts related to deferred salaries, wages and benefits recognized in connection with the grant component of the PSP with the Treasury and to the CARES Act Employee Retention Credit; partially offset by amounts related to the Company's voluntary and involuntary employee separation programs. Operating special charges for 2019 are related to the write-off of aircraft related credits resulting from the exchange of credits negotiated under the new purchase agreement with Airbus S.A.S ("Airbus") executed during the fourth quarter of 2019.

Reconciliation of Adjusted Operating Expenses to GAAP Operating Expenses
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
(in thousands, except CASM data in cents)	2020	2019	2020	2019
Total operating expenses, as reported	$658,405	$845,192	$2,317,784	$3,329,489
Less operating special items expense (credit)	(1,009)	4,968	(301,228)	17,537
Adjusted operating expenses, non-GAAP (1)	659,414	840,224	2,619,012	3,311,952
Less: Aircraft fuel expense	103,597	244,989	431,000	993,478
Adjusted operating expenses excluding fuel, non-GAAP (2)	$555,817	$595,235	$2,188,012	$2,318,474

Available seat miles	7,829,944	10,491,833	27,718,387	41,783,001

CASM (cents)	8.41	8.06	8.36	7.97
Adjusted CASM (cents) (1)	8.42	8.01	9.45	7.93
Adjusted CASM ex-fuel (cents) (2)	7.10	5.67	7.89	5.55

(1)Excludes operating special items.
(2)Excludes operating special items and aircraft fuel expense.

Reconciliation of Adjusted EBITDA to EBITDA
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
(in thousands)	2020	2019	2020	2019
Net income (loss), as reported	$(157,304)	$81,214	$(428,700)	$335,255
Add: Provision (benefit) for income taxes	(47,230)	25,549	(191,484)	101,171
Add: Total other (income) expense	44,619	17,861	112,422	64,621
Add: Depreciation and amortization	72,133	61,913	278,588	225,264
EBITDA	(87,782)	186,537	(229,174)	726,311
EBITDA margin	(17.6)%	19.2%	(12.7)%	19.0%
Add: special items expense (credit) (1)	(1,009)	4,968	(301,228)	17,537
Adjusted EBITDA, non-GAAP (2)	$(88,791)	$191,505	$(530,402)	$743,848
Adjusted EBITDA margin, non-GAAP (2)	(17.8)%	19.7%	(29.3)%	19.4%

Total operating revenues	$498,490	$969,816	$1,810,022	$3,830,536

(1)See "Special Items" for more details.
(2)Excludes operating special items.

Reconciliation of Adjusted Net Income, Adjusted Pre-Tax Income, and Adjusted Operating Income to GAAP Net Income
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
(in thousands, except per-share data)	2020	2019	2020	2019
Net income (loss), as reported	$(157,304)	$81,214	$(428,700)	$335,255
Add: Provision (benefit) for income taxes	(47,230)	25,549	(191,484)	101,171
Income (loss) before income taxes, as reported	(204,534)	106,763	(620,184)	436,426
Pre-tax margin	(41.0)%	11.0%	(34.3)%	11.4%
Add special items expense (credit) (1)	(1,009)	4,968	(301,228)	17,537
Adjusted income (loss) before income taxes, non-GAAP (2)	(205,543)	111,731	(921,412)	453,963
Adjusted pre-tax margin, non-GAAP (2)	(41.2)%	11.5%	(50.9)%	11.9%
Add: Total other (income) expense	44,619	17,861	112,422	64,621
Adjusted operating income (loss), non-GAAP (2)	(160,924)	129,592	(808,990)	518,584
Adjusted operating margin, non-GAAP (2)	(32.3)%	13.4%	(44.7)%	13.5%

Provision (benefit) for income taxes (3)	(47,884)	26,704	(203,612)	105,219
Adjusted net income (loss), non-GAAP (2)	$(157,659)	$85,027	$(717,800)	$348,744

Weighted-average shares, diluted	97,684	68,553	84,692	68,559

Adjusted net income (loss) per share, diluted (2)	$(1.61)	$1.24	$(8.48)	$5.09

Total operating revenues	$498,490	$969,816	$1,810,022	$3,830,536

(1)See "Special Items" for more details.
(2)Excludes operating special items.
(3)Excludes $56.1 million discrete federal tax benefit recorded during the year ended December 31, 2020 related to the passage of the CARES Act.